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Exhibit 12.1

K & F Industries, Inc.
Statement of Computation of Earnings to Fixed Charges

								Pro Forma
						Nine Months Ended September 30,
	Year Ended December 31,								Nine Months Ended September 30, 2004	Twelve Months Ended September 30, 2004
								Year Ended December 31, 2003
	1999	2000	2001	2002	2003	2003	2004
Income before income taxes	$61,784	$78,891	$63,431	$58,863	$51,121	$31,894	$43,297	$25,860	$20,407	$33,967
Fixed charges (b)(1)	42,674	38,182	34,348	27,640	45,998	33,768	30,906	53,921	40,792	54,354
Less: capitalized interest	—	—	—	—	—	—	—	—	—	—

Earnings (a)(2)	$104,458	$117,073	$97,779	$86,503	$97,119	$65,662	$74,203	$79,781	$61,199	$88,321

Ratio of earnings available to cover fixed charges (2)/(1)	2.5x	3.1x	2.9x	3.1x	2.1x	1.9x	2.4x	1.5x	1.5x	1.6x

(a)
Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest).

(b)
Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).

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  Exhibit 12.1